XTI SEC Document – Collateral Material	12/9/15 11:53 AM

XTI AIRCRAFT

Marketing Collateral

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AEROSPACE MARKETING

1410 W Guadalupe Road, Suite 109, Gilbert AZ 85233 US

XTI SEC Document – Collateral Material	Page 1 of 4

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xtiaircraft.com
startengine.com/startup/xti
THIS CHANGES EVERYTHING
2015 Popular Science 100 Greatest Innovations

"In case you were wondering if these machines are some kind of pipe dream, be advised: This is real. It's actually happening."
CNN

"All that power will lift six occupants straight up into the air and then blast them forward at a top speed of 400 mph and an altitude of 30,000 feet."
Popular Mechanics

"An undeniably intriguing concept."
Flying Magazine

"It's still in the design phase, but the TriFan 600 is no pipe dream, since XTI's team includes people from Sikorsky and Cessna, who know what they're doing."
Slate

"The ultimate Point A to Point B service."
Travel & Leisure

XTI Aircraft Company

Developing the world's first vertical takeoff airplane.

LEADERSHIP
Proven aviation veterans

DESIGN
Validated by top technical experts

BUSINESS PLAN
Realistic and achievable; Flying concept demonstrator in 3 years; Certification in 7 to 9 years

PROGRESS
Pre-launch success;
$14 million in crowdfunding*

OPPORTUNITY
Identifying suppliers for critical path components

XTI Aircraft Company
13000 East Control Tower Road, Suite 217
Englewood, CO 80112
p: 1-844-XTI-FLYS
Inquiries: LiftUp@xtiaircraft.com

*startengine.com/startup/xti

NBAA Brochure - FRONT/BACK

XTI SEC Document – Collateral Material	Page 2 of 4

XTI SEC Document – EMAIL COMMUNICATION	12/9/15 11:53 AM

XTI AIRCRAFT

EMAIL COMMUNICATION

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AEROSPACE MARKETING
1410 W Guadalupe Road, Suite 109, Gilbert AZ 85233 US

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email : Webview : P-51 Mustang Contest	10/30/15, 12:03 PM

XTI Aircraft Company | LiftUp@xtiaircraft.com | 720-418-8195

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13000 East Control Tower Road Suite 217
Englewood, CO | 80112 US

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email : Webview : XTI Aircraft | Giving everyone the chance to help us pioneer a new way to fly.	10/30/15, 12:00 PM

Our first of its kind campaign to make true stakeholders out of our supporters is taking flight. The goal of giving everyone the chance to help us pioneer an all new way to fly with the TriFan 600 is being met with overwhelming response, and to date we've received more than $6.5 million in indicated interest!

Please take a moment to check out our equity crowdfunding campaign and our video below.

https://t.e2ma.net/webview/q5tbh/4b5320fa3a4dfa88a0ebdfa09a7be259	Page 1 of 2

email : Webview : XTI Aircraft | Giving everyone the chance to help us pioneer a new way to fly.	10/30/15, 12:00 PM

No money or other consideration is being solicited by XTI Aircraft Company, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the sec has been qualified by the sec. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the state of qualification. An indication of interest involves no obligation or commitment of any kind.

XTI Aircraft Company | LiftUp@xtiaircraft.com | 720-418-8195

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Englewood, CO | 80112 US

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XTI SEC Document – PUBLIC RELATIONS	12/9/15 11:53 AM

XTI AIRCRAFT

PUBLIC RELATIONS

bdn AEROSPACE MARKETING

1410 W Guadalupe Road, Suite 109, Gilbert AZ 85233 US

!XTI SEC Document – PUBLIC RELATIONS	Page 1 of 25

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XTI Aircraft Company Reaches $10 Million in Express Global Interest Through Aviation’s First Equity
Crowdfunding Campaign – Press Kit

XTI AIRCRAFT

About XTI Aircraft Company

XTI Aircraft Company is a privately owned aviation business founded in 2009 by Chairman David Brody. Based in Denver, Colo., the company's mission is to develop innovative solutions to universal business aviation problems by enabling true point-to-point air travel over long distances.

XTI is founded on a culture of customer-focused, innovative problem solving to meet the evolving needs of modern travelers. The TriFan 600 is the first in a family of time-saving aircraft the company intends to develop.

Current priorities of the Board and Management Team are (1) pending financing initiatives, (2) completing diligence on the technical solution, and (3) continuing discussions with potential vendors, partners and suppliers for the prototype and production aircraft.

XTI Aircraft's Industry A-Team

Together, XTI's leadership group brings decades of experience, a deep well of expertise, a shared passion for aviation, and success bringing new aircraft to market.

As former president and chief executive of Sikorsky, Vice Chairman *Jeffrey Pino* kept the world's largest helicopter manufacturer at the forefront of rotorcraft innovation and development. XTI board member *Charlie Johnson* was president of Cessna, the leading manufacturer of light and midsize business jets. Respected industry veteran *Dr. Dennis Olcott*, XTI chief engineer and board member, served as chief engineer for both Adam Aircraft and for the PiperJet program. XTI founder and Chairman *David Brody*, an accomplished attorney, aviation patent holder, and best-selling author, conceived and designed the TriFan 600.

Other members of XTI's leadership group include Chief Financial Officer *Andrew Woglom*, and Media and Investor Relations Officer *Amelia Earhart.*

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XTI AIRCRAFT

Board of Directors and Executive Officers

David E. Brody

Founder and Chairman

Dave Brody's drive and life-long passion for aviation, science and technology put the TriFan 600 on a vertical trajectory from the beginning. After incorporating XTI in Delaware, he developed the initial TriFan 600 concept in 2012, then put together a veteran aerospace engineering team to draft a conceptual engineering report validating its configuration and core performance objectives. Brody then filed XTI's patents on the TriFan 600 and after establishing the strategic plan, Brody recruited the XTI board members and executive and engineering team to expand, refine, and execute the plan. In 2005, Brody founded a successful advanced technology helicopter company, AVX Aircraft Company, serving as its chairman and chief executive officer. He continues to serve on the AVX Aircraft board. Brody practices law in Denver with Hogan Lovells US LLP. He holds several patents in aviation and other fields, and has written several books, including a national Book-of-the-Month Club best seller on science and technology.

Jeffrey P. Pino

Vice Chairman

The former president and chief executive of Sikorsky brings broad industry experience to XTI, in strategy, sales, marketing, and guiding new, innovative aircraft from concept through design and certification. Pino served as senior vice president at Bell Helicopter, and also as senior vice president for corporate strategy, marketing and commercial programs for Sikorsky, where he was responsible for the development of strategic plans, mergers and acquisitions, advanced programs, worldwide sales, marketing, communications, and the execution of commercial programs. After leaving Sikorsky, Pino led Macquarie Rotorcraft Leasing as chief executive officer. He is a retired master Army aviator and served in U.S. Army active, reserve, and National Guard assignments for 26 years. He is a certified airplane and helicopter instructor pilot and accomplished aerobatic and air show performer.

Charles B. Johnson

Board Member

The former president and chief operating officer of Cessna brings to XTI more than 35 years of experience in top-level aviation management and strategy, operations and production. He was also Cessna's vice president of aircraft completion and product support, senior vice president of operations, and executive vice president of operations, leading development, certifications, and product support of new airplanes. Prior to joining Cessna, Johnson served as chief of production flight test for Gates Learjet. He also was chief pilot for Arnold Palmer. Johnson began his aviation career after completing U.S. Air Force pilot training in 1968 and accumulated over 1,000 hours of military flight time in the F-105, serving in combat in Southeast Asia. Johnson currently serves as president and chief operating officer of Aero Electric Aircraft Corporation. He holds airline transport and instructor pilot certificates with type ratings in all Cessna Citation models.

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Dennis Olcott Ph.D., PE

Chief Engineer, Board Member

An expert on new aircraft development, structures, systems definitions, flight test and Federal Aviation Administration certification, Olcott also serves as XTI's senior vice president of engineering. He was chief engineer at Adam Aircraft, where he led over 200 engineers and technicians covering all phases of aircraft development through certification. At Piper Aircraft he was vice president of engineering and served as chief engineer on the PiperJet program, leading over 150 engineers supporting production and new development projects.

Andrew Woglom

Chief Financial Officer

Woglom brings diverse experience in investment banking, private equity, and aviation operations to XTI. He was chief financial officer for NEK Advanced Securities Group (NEK), an international portfolio of companies with businesses spanning aviation, defense contracting, construction, and more. He led NEK ownership through a successful exit from the business in 2012, realizing an EBITDA multiple of ~15x. Prior to NEK, Woglom was a vice president at Gallagher Industries, a Denver-based private equity firm, and spent several years in New York in investment banking at Tri-Artisan Partners, a start-up merchant banking firm, and at Lehman Brothers. He has a bachelor's degree in Economics from Yale University.

Amelia Rose Earhart

Media and Investor Relations Officer

Earhart brings to XTI social media, news media and public speaking expertise and experience, together with a shared passion for aviation, to build strong relationships both inside and outside the company with media outlets and investors. After spending eight years working as a television and radio reporter covering breaking news, traffic and weather in Denver and Los Angeles, Earhart supported major aviation corporations with social and traditional media campaigns, public relations and speaking appearances. Her passion for aviation in 2014, Earhart became the youngest woman to fly around the world in a single engine aircraft. She also serves as president of the Fly With Amelia Foundation, a non-profit that inspires young women to take to the skies, and as a board member of Wings Over The Rockies Air & Space Museum.

3 8/23/15 6:49 PM

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XTI AIRCRAFT

Frequently Asked Questions – External

FAQs on Crowdfunding

1) **Why did XTI Aircraft Company (XTI) decide to use crowdfunding to fundraise?**
A big part of what distinguishes XTI is our willingness to think and act differently and to approach challenges in creative, non-traditional ways.

When Regulation A+ under Title IV of the Jobs Act of 2012 became effective in June 2015, it opened up an opportunity for an exciting and promising new fundraising vehicle called equity crowdfunding. Before Regulation A+ existed, federal securities laws limited who could invest in earlier-stage privately-held, high-potential companies like XTI to "accredited investors" who have high net worth -- so the public had little chance of getting in early.

We view equity crowdfunding as a creative way to involve everyone, not just traditional financing sources, as true stakeholders working together to pioneer this all new-way to fly. Equity crowdfunding is a way to turn all of our supporters into potential stockholders, providing the public a once-in-a-lifetime chance to get in early on something revolutionary, and providing XTI some working capital needed to execute our plan.

Crowdfunding takes us one incremental step closer towards meeting key financing milestones required to bring this aircraft to market. Our team has considerable experience doing just that, and we are excited about having the public join us.

2) **Can I invest money right now?**
No, because XTI Aircraft Company is currently 'Testing the Waters' as potential investors express interest in investing. The opportunity to actually invest may occur as early as several months from now, after a crowdfund offering is 'qualified' by the Securities and Exchange Commission (SEC).

3) **What is 'Testing The Waters?'**
In March 2015, the SEC finally moved on rules under Title IV of the 2012 JumpStart Our Business Start-up (JOBS) Act, paving the way for private companies to raise up to $50 million from unaccredited investors, subject to investment limits described below. This new rule is known as "Regulation A+."

Regulation A+ allows companies to promote a potential private offering in order to gauge how much investment interest they receive, before they decide to submit an offering statement and other materials to the SEC. This is called 'Testing the Waters' and this stage lasts until the offering has been 'qualified' for financing by the SEC.

Although there are two tiers to Regulation A+, XTI would pursue an offering under Tier II. For Tier II, individual unaccredited investors can invest a maximum of the greater of 10% of their net worth or 10% of their net income in a Reg A+ offering (per offering). There is no limit for accredited investors in Tier II. Investors will be able to self-certify their income or net worth for purposes of the investment limits so there will be no burdensome documentation required to prove income or net worth.

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XTI AIRCRAFT

4) **How do I express interest in investing in XTI?**
Individuals interested in learning more about XTI's equity crowdfunding campaign opportunity can go to https://www.startengine.com/startup/xti.

5) **Why should potential investors invest their money in this project?**
Applying deep industry experience bringing new aircraft to market, our team prepared a detailed market analysis and business plan that represents a realistic path to profitability and strong returns for investors. Until the SEC qualifies XTI's crowdfund offering, however, we are limited in what we can say or disclose about financial returns. XTI will disclose financial return details before any crowdfund investments are offered and made.

We fully understand what it takes to launch a new aircraft, including roadblocks and constraints, and we know how to overcome them. For example, XTI very significantly reduced risk using existing, proven technologies as part of a highly focused, in-depth engineering effort. We consider that a very important part of our value proposition.

We fully expect that investors, especially crowdfunders and those with an interest in aviation, will be drawn to the idea of having their own "Kitty Hawk moment" by being part of a truly new aircraft program that will change flight as we know it.

FAQs on XTI Aircraft Company

6) **Who is XTI?**
XTI began operations in 2012 to develop innovative solutions to universal business aviation problems by enabling true point-to-point air travel over long distances.

XTI Aircraft Company is a privately owned aircraft manufacturer founded by Chairman David Brody in Denver, Colo.

For more than 2 ½ years, XTI has been engineering and developing the TriFan 600 – a true door-to-door air travel solution – that uniquely enhances the efficiency, productivity, safety and security of forward-thinking executives and businesses. It is designed to become the first commercially certified, high-speed, long-range vertical takeoff and landing (VTOL) airplane of its kind.

7) **What is XTI unveiling today (Aug. 25, 2015)?**
The company is launching its equity crowdfunding campaign as part of an overall financing plan to develop its all-new type of aircraft, TriFan 600. Crowdfunding is part of a larger capital financing plan that includes venture capital, private equity and high net worth investors. Interested investors can learn more and lend their support at www.startengine.com/startup/xti.

The launch of XTI's equity crowdfunding campaign offers the public a once-in-a-lifetime stake in a revolutionary business that would otherwise be inaccessible.

Over the past 2 ½ years, XTI has developed extensive financial and technical plans and information, to guide operations moving forward. These are being shared now at a very high level (per FAQs) as part

2 8/23/15 6:56 PM A NEW ERA OF FLIGHT

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XTI AIRCRAFT

of the financing phase. The technical work includes an extensive conceptual engineering report and computational fluid dynamics analysis.

8) When do you intend to officially launch the TriFan 600?
XTI will make a decision as to an official product launch after meeting certain financing milestones.

9) What is the leadership team's background in aviation?
XTI is guided by a leadership team with decades of experience, a deep well of expertise in fixed wing and vertical takeoff and landing aircraft, and a successful track record of bringing new aircraft to market. The team knows what is required to finance, design, certify and launch a program of this magnitude.

As former president and chief executive of Sikorsky, Vice Chairman *Jeffrey Pino* kept the world's largest helicopter manufacturer at the forefront of rotorcraft innovation and development. XTI Board Member *Charlie Johnson* was president of Cessna, the leading manufacturer of light and midsize business jets. Respected industry veteran *Dr. Dennis Olcott*, XTI chief engineer and board member, served as vice president of Engineering and chief engineer for both Adam Aircraft and for the PiperJet program. XTI Founder and Chairman *David Brody* conceived and designed the TriFan 600. He's an attorney, aviation patent holder and author, and also founded advanced-technology helicopter company AVX Aircraft Company.

These visionaries collaborate on most every decision to drive day-to-day operations with other members of the management team, including Chief Financial Officer *Andrew Woglom* and Media and Investor Relations Officer *Amelia Earhart*.

Current priorities of the Board and Management Team are (1) pending financing initiatives, (2) completing diligence on the technical solution, and (3) continuing discussions with potential vendors, partners and suppliers for the prototype and production aircraft.

FAQs on TriFan 600

10) Describe the TriFan 600 in 3-4 sentences.
The TriFan 600, being developed by XTI Aircraft Company ("XTI" or "XTI Aircraft"), changes everything.

The aircraft is essentially a six-seat business jet designed to fly as fast, as high, and as far as other business jets, but with the ability to takeoff and land vertically. Merging advanced, proven technologies to create a game-changing result, this all-new type of aircraft is unlike any other. It gets straight up and out from any paved, helipad-sized space, and jets executive travelers directly to their destination. Saving precious time bypassing highways and runways, and changing flight as we know it, convenient door-to-door executive transportation is no longer a dream. It's a problem solved.

11) How does the TriFan 600 work?
Using three ducted fans, the TriFan 600 lifts off vertically and in seconds the two wing fans rotate

3 8/23/15 6:56 PM
A NEW ERA OF FLIGHT

!XTI SEC Document – PUBLIC RELATIONS	Page 10 of 25

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XTI AIRCRAFT

forward for a seamless transition to high-speed flight. Within just 90 seconds, the airplane reaches cruise speed – where the lift is provided by the wings just like every other fixed-wing airplane. The fuselage-mounted fan, no longer needed, closes up. The airplane flies directly to its destination and reverses the process. Landing vertically right where it needs to be – wherever there's a clear helipad-sized paved surface.

12) What performance specifications and features can you share for the TriFan 600?
Projected performance specifications are still being determined, but are expected to include:

- Capacity: Pilot + 5 passengers
- Max Cruise Speed: ~ 340 kts (or around 400 mph)
- Max Cruise Altitude: Over 30,000 feet above predominant weather
- Range: ~ 800-1,200 miles*
- Vertical Lift: 3 ducted fans
- Engines: 2600 shaft horsepower range
- Flight Controls: Fly-by-wire
- Time to Max Altitude: ~ 11 minutes
- Time to Max Cruise Speed: ~ 90 seconds

* Range depends on takeoff method and payload.

13) Talk about the safety of this aircraft.
The TriFan 600 is exceptionally versatile and offers unparalleled freedom to land with or without a runway, depending on operational conditions. It will also be equipped with advanced safety features such as auto-pilot/computerized controls during takeoff and landing, collision avoidance technologies, the ability to fly with one engine if required, and state-of-the-art avionics.

14) Can I land the TriFan 600 at any helipad that already exists?
If it's safe and legal, and you have the right access to a particular helipad, the answer is yes. The size of any one of over 3,100 typical helipads in the U.S. will accommodate the TriFan 600. In addition, the TriFan 600 can takeoff or land from any clear, helipad-sized paved surface.

15) Can I use the TriFan 600 at smaller general aviation airports unavailable to other jets?
Yes. Unlike other jets, the TriFan 600 is not limited by runway length, clear landing approaches, and the sophistication of the electronic landing aids that serve them. The TriFan 600 is both VTOL (vertical takeoff and landing) capable and STOL (short takeoff and landing capable). Because it can takeoff and land from <u>any</u> paved general aviation airport – with or without use of a runway -- TriFan 600's operational versatility makes it uniquely possible to utilize any one of the thousands of smaller airports in the U.S. with runways otherwise unavailable to other business jets.

16) What is different about this aircraft than other vertical takeoff and landing (VTOL) projects that we have seen in the past?
A tiltrotor is essentially a helicopter with wings. TriFan 600 is essentially a business jet with VTOL

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XTI AIRCRAFT

capability. There has never been a commercially certified VTOL-capable airplane that can provide business travelers with true door-to-door travel capability. Assuming the Agusta Westland AW609 tiltrotor is certified, it will still differ significantly from the TriFan 600 in several respects. TriFan 600 will have greater range and speed, will fly at a much higher altitude with much better weather, and will be one-third to one-half the cost of the AW609.

17) How will this aircraft change private air travel?

The TriFan 600 will revolutionize private air travel by greatly reducing total trip time and increasing convenience.

No traditional jet, helicopter or VTOL can truly serve the needs of executive travelers, because not one of them can fly you directly from Point A to Point B with the speed, range or operational flexibility needed for true efficiency.

We could see that developing another traditional jet or helicopter in an already crowded market was not the answer.

But a new type of aircraft, with an entirely new combination of capabilities — was the key. With TriFan 600, executive travelers will have the ability to bypass highways and runways, lifting up from any helipad-sized paved surface, and jetting out directly to their destination, they could potentially save hundreds of hours a year, achieve more, and avoid missing what's important.

Crowdfunding Disclaimers

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XTI SEC Document – Social Media	12/9/15 11:53 AM

Social Media

Facebook, Twitter, Instagram, Youtube

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AEROSPACE MARKETING
1410 W Guadalupe Road, Suite 109, Gilbert AZ 85233 US

XTI SEC Document – Social Media

XTI Aircraft
Yesterday at 6:45am ·

See the world differently. Discover XTI Aircraft and be a part of aviation history. http://bit.ly/1i3pAkW

xtiaircraft.com
startengine.com/startup/xti
XTI
You haven't seen a tree until you've seen its shadow from the sky.
Amelia Earhart

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XTI Aircraft
November 26 at 8:00am ·

From our family to yours, Happy Thanksgiving!

HAPPY
Thanksgiving
XTI
AIRCRAFT
xtiaircraft.com
startengine.com/startup/xti

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XTI Aircraft
November 18 at 10:05am ·

The TriFan 600 has earned the prestigious 'Best of What's New' award from Popular Science among the 100 greatest innovations of 2015. Read the full press release here: http://bit.ly/1OfeHrB

POPULAR SCIENCE
100 GREATEST
INNOVATIONS
OF 2015
XTI
AIRCRAFT

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XTI Aircraft

December 5 at 8:00am ·

This changes everything. Discover the TriFan 600 today!
http://bit.ly/1i3pAkW

THIS
CHANGES
EVERYTHING
XTI
AIRCRAFT

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XTI Aircraft

December 2 at 3:05pm ·

Aviation has been grabbing the attention of people for centuries. Are you in? Reserve shares within XTI Aircraft Company today. http://bit.ly/1i3pAkW

"My soul is in
the sky."
William Shakespeare,
A Midsummer Night's Dream, Act V, Scene I.
XTI

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XTI Aircraft
November 24 at 2:15pm ·

What are people saying about the TriFan 600? "Beautiful technology. I just love this." Discover why today! http://bit.ly/1i3pAkW

XTI
xtiaircraft.com
startengine.com/startup/xti
"Beautiful technology.
I just love this."

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November 11 at 8:36am ·

Thank you to all of our backers and supporters - we are one step closer to our final goal and we are very proud to announce that we have filed for SEC Qualification. http://bit.ly/1LaoNFj

XTI Aircraft Company
Flies Forward with Filing for SEC Qualification
xtiaircraft.com
startengine.com/startup/xti
XTI
AIRCRAFT

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November 16 at 1:30pm ·

Now that we have officially filed for SEC Qualification, we are flying forward! Thank you for your continued support. http://bit.ly/1i3pAkW

XTI Aircraft Company Flies Forward with Filing for SEC Qualification
XTI
AIRCRAFT
xtiaircraft.com
startengine.com/startup/xti

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JEFF PINO
VICE CHAIRMAN OF
XTI AIRCRAFT COMPANY

Now is the Time

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Backer Outreach

CROWDFUNDX 312 ARIZONA AVENUE, SANTA MONICA, CA, 90401

email : Webview : XTI Aircraft | Backer Update 8.26.15	10/30/15, 11:58 AM

Yesterday was a monumental day for XTI Aircraft Company with the launching of our equity crowdfunding campaign and the unveiling of our plans for the TriFan 600. We want to take a quick moment to recognize you as one of our first backers and to thank you for joining us on this journey!In the last 24 hours we've received some incredible press coverage including this must read article from Popular Mechanics - The Transforming Vertical-Takeoff Plane That's Better Than a Flying Car.

Throughout the campaign, you can expect regular backer updates from our team and we'll be sure to keep you appraised of our momentum.

In the meantime, as one of our earliest supporters, we ask you to take a few moments to share this exciting news with your networks. Please help us spread the word on social media with the following:

Lift Up. Jet Out. The future of VTOL is happening now. Check out @XTIAircraft today at bit.ly/XTIaircraft

See how the @XTIAircraft and the TriFan 600 are poised to change the future at bit.ly/XTIaircraft

XTI Aircraft Corporation | LiftUp@xtiaircraft.com | 720-418-8195

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email : Webview : XTI Aircraft | Backer Update 8.29.15	10/30/15, 12:04 PM

It's day five of our equity crowdfunding campaign and we couldn't be more pleased with the interest we've received so far. Thank you very much for being one of our first backers and one of the earliest to declare your support!

As you've probably noticed, we've received quite a bit of press with the unveiling of our plans to develop the TriFan 600. It's been a great whirlwind the past few days, and we couldn't be more pleased with the response! If you're looking for another must read, check out a recent article by CNN - How to fly cross-country without using airports.

To ensure updates like this make it to your inbox, you may also want to take a moment to add LiftUp@xtiaircraft.com to your contact list. We'll do the rest, and be sure to share any exciting news as it happens.

Lastly, we wanted to share our contest for a flight in a P-51 with Jeff Pino which ends on August 31st. If you're interested in entering, please click here.

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email : Webview : XTI Aircraft | Backer Update 8.29.15	10/30/15, 12:04 PM

XTI Aircraft Corporation | LiftUp@xtiaircraft.com | 720-418-8195

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email : Webview : XTI Aircraft | Backer Update 9.3.15	10/30/15, 12:02 PM

It's just over a week into our campaign and we've had more than 90 press outlets cover our story! The momentum for XTI Aircraft and our equity crowdfunding campaign has been fantastic. You've been a huge part of that by being one for the first people to express interest in investing in XTI!

One area of coverage you might not have seen that we wanted to share with you is our exposure on YouTube. The campaign video we produced now has over 100k views, and the unveiling of the TriFan 600 has been covered by a few YouTube stars. So far SaabKyle is leading the pack with more than 40k views in the last 48 hours.

Our goal is to keep the momentum going and we'd love your help. Here is what you can do:

1.	Please check out our campaign video on YouTube.
2.	Leave a comment to let us know what you think
3.	Share it on your own social media channels with a link to our campaign page https://www.startengine.com/startup/xti

Thank you!

XTI Aircraft Company | LiftUp@xtiaircraft.com | 720-418-8195

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email : Webview : XTI Aircraft | Backer Update 9.7.15	10/30/15, 12:01 PM

The feedback we've received for the unveiling for the TriFan 600 and our equity crowdfunding campaign has been phenomenal and we have you to thank!

We have several exciting things happening this week including a live Q&A with our own Amelia Earhart (the youngest woman to fly around the world in a single engine aircraft). On Tuesday September 8th at 3PM ET, she will be featured in a Reddit AMA (Ask Me Anything).

Interested in participating? You'll need a Reddit account. Here is how to create one:

1.	Go to www.reddit.com/login to create an account with a username and password.
2.	On September 8th at 3 PM ET check our social media accounts for the exact link to the AMA.
3.	Sign-in to Reddit to join the conversation and ask your questions.

We'd love to see you there!

XTI Aircraft Company | LiftUp@xtiaircraft.com | 720-418-8195

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email : Webview : XTI Aircraft | Backer Update 9.9.15 - Early Results	10/30/15, 12:00 PM

Today XTI Aircraft Company is telling the world about the early success of our equity crowdfunding campaign. Thanks to you — and hundreds of other supporters — we already have more than $4 million in expressed interest! To read the complete announcement, click here.

Our first of its kind campaign to make true stakeholders out of our supporters is taking flight. Our goal of involving everyone to help us pioneer an all new-way to fly with the TriFan 600 is being met with overwhelming response. As new supporters around the globe seek their once-in-a-lifetime chance to get in early on something revolutionary, we have not forgotten all you’ve done to support us early on. Thank you!

Help us spread the word, as we’re doing – worldwide -- about how we’re changing the future of flight together. Please take a moment to forward this email on to three people you think would be interested in learning more about this opportunity and encourage them to visit xtiaircraft.com.

Warm regards,

Jeff Pino
Vice Chairman
XTI Aircraft Company

XTI Aircraft Company | LiftUp@xtiaircraft.com | 720-418-8195

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email : Webview : XTI Aircraft | Backer Update 9.14.15	10/30/15, 12:00 PM

It's been another great week for XTI Aircraft and we wanted to share the incredible momentum with you and our other backers. As you know, last week we shared the world that our equity campaign surpassed the $4 million mark in expressed interest. Today we are at more than $6.5 million!

This would not be possible without your support. Thank you for joining us on this journey!

If you're looking for additional ways to help the campaign, please share this tweet and help us spread the word about XTI Aircraft:

Check out @XTIAircraft the #future of air travel. Lift Up. Jet Out. #aircraft #tech #investing #startup #VTOL http://bit.ly/XTIaircraft

XTI Aircraft Company | LiftUp@xtiaircraft.com | 720-418-8195

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email : Webview : XTI Aircraft | Backer Update 9.20.15	10/30/15, 11:52 AM

Less than a month into our equity crowdfunding campaign, and we've received expressed interest of nearly $8 million! The support from backers like you has been tremendous thus far, and we are excited for what the future will bring.

As we work to spread the word about XTI Aircraft Company and our efforts to build the TriFan 600, we'd love your help. Please take a moment to share this Facebook post and let your friends know about the cool things you're a part of.

To share this on your Facebook timeline:

1.	Click here to access the post.
2.	Scroll down and click "share"
3.	Add text describing your excitement for the TriFan600.

Thank you for being a part of our success and for joining us on this journey. Lift up. Jet Out.

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email : Webview : XTI Aircraft | Backer Update 9.20.15	10/30/15, 11:52 AM

No money or other consideration is being solicited by XTI Aircraft Company, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the sec has been qualified by the sec. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the state of qualification. An indication of interest involves no obligation or commitment of any kind.

XTI Aircraft Company | LiftUp@xtiaircraft.com | 720-418-8195

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email : Webview : XTI Aircraft | Backer Update 9.25.15	10/30/15, 11:54 AM

It's been exactly one month since we launched our equity crowdfunding campaign, and we are absolutely thrilled with the results. Thanks to backers like you, we've received nearly a quarter million views on youtube for our "reach" video and surpassed $9 million in indicated interest!

We're also approaching 3,000 followers on Twitter. Help us get to the next milestone by clicking on one of the posts below and retweeting it to your audience.

No money or other consideration is being solicited by XTI Aircraft Company, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the sec has been qualified by the sec. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the state of qualification. An indication of interest involves no obligation or commitment of any kind.

XTI Aircraft Company | LiftUp@xtiaircraft.com | 720-418-8195

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email : Webview : XTI Aircraft | Backer Update 10.1.15	10/30/15, 11:55 AM

October is officially here and with your help we've surpassed $10 million in reserved shares! That's a huge milestone for our campaign and we couldn't be more appreciative of your support.

A few headlines you may have missed this week include:

Crowdfundinsider.com - Brief: XTI Aircraft Surpasses $10M During Aviation's First Equity Crowdfunding Initiative

Flightglobal.com - Ducted fan-powered concept raises $10 million online

Flyingmag.com - XTI Crowdfunds $10 Million for TriFan 600

AINonline.com - XTI Crowdfunding Exploratory Campaign Tops $10.5M

Help us spread the word about XTI and our Reg A+ campaign by clicking and sharing the tweet below.

No money or other consideration is being solicited by XTI Aircraft Company, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the sec has been qualified by the sec. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the state of qualification. An indication of interest involves no obligation or commitment of any kind.

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email : Webview : XTI Aircraft | Backer Update 10.1.15	10/30/15, 11:55 AM

XTI Aircraft Company | LiftUp@xtiaircraft.com | 720-418-8195

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email : Webview : XTI Aircraft | Backer Update 10.14.15	10/30/15, 11:56 AM

Our equity crowdfunding campaign is rolling full steam ahead and we are excited to have generated so much interest in XTI Aircraft over the past two months.

As a way to keep everyone up to date with the latest news we launched a blog and the first edition of our newsletter yesterday which features updates related to our crowdfunding efforts as well as the technology related to the TriFan 600.

We'd love to add you to our list of subscribers!

If you're interested in opting in to our bi-monthly newsletter, please click the button below. Additionally if you have any friends who you think would be interested in following XTI Aircraft please forward this email and the subscribe link on to them.

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email : Webview : XTI Aircraft | Backer Update 10.14.15	10/30/15, 11:56 AM

No money or other consideration is being solicited by XTI Aircraft Company, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the sec has been qualified by the sec. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the state of qualification. An indication of interest involves no obligation or commitment of any kind.

XTI Aircraft Company | LiftUp@xtiaircraft.com | 720-418-8195

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email : Webview : XTI Aircraft | Backer Update 10-16-15	10/30/15, 11:56 AM

You're invited! As an exclusive offer to all our campaign backers, we are providing an opportunity to engage with XTI Vice Chairman Jeff Pino, and to ask questions about the technology behind the TriFan 600.

Please mark your calendars and join us next Tuesday, October 20th at 9 AM PT.

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email : Webview : XTI Aircraft | Backer Update 10-16-15	10/30/15, 11:56 AM

No money or other consideration is being solicited by XTI Aircraft Company, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the sec has been qualified by the sec. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the state of qualification. An indication of interest involves no obligation or commitment of any kind.

XTI Aircraft Company | LiftUp@xtiaircraft.com | 720-418-8195

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email : Webview : XTI Aircraft | Backer Update 10-19-15	10/30/15, 11:57 AM

We are excited to announce that we've reached the $11 million mark in reservations over the weekend, which wouldn't be possible without you. Thank you for joining us in this journey!

As a quick reminder, if you haven't registered already, please check out our exclusive webinar with XTI Vice Chairman Jeff Pino tomorrow at 9 AM PT. We'd love to see you there!

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email : Webview : XTI Aircraft | Backer Update 10-19-15	10/30/15, 11:57 AM

No money or other consideration is being solicited by XTI Aircraft Company, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the sec has been qualified by the sec. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the state of qualification. An indication of interest involves no obligation or commitment of any kind.

XTI Aircraft Company | LiftUp@xtiaircraft.com | 720-418-8195

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Facebook Ad Buys

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Investor Outreach

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INVESTOR EMAIL 1

Subject line: Want to know how XTI Aircraft shaping the future of aviation?

You'll never Guess What XTI Did This Summer...

XTI Aircraft Co. has had the busiest summer yet —An experienced group of business aviation visionaries, the leadership team behind XTI Aircraft is unveiling its vision for TriFan 600, a high-speed, high-altitude jet with vertical capability on August 25th. XTI is launching an equity-based crowdfunding campaign and we had to share it with you.

Click HERE to view XTI's campaign!

TriFan 600 was conceived and designed by David Brody, who previously founded AVX Aircraft Company and is now Founder and Chairman of XTI Aircraft. His leadership team includes Chief Executive Officer Jeffrey Pino, the former CEO of Sikorsky Aircraft; Charlie Johnson, former president of Cessna; and Chief Engineer Dennis Olcott, who was the chief engineer for Adam Aircraft and Piper.

XTI has been quietly developing the TriFan 600 and researching its market potential for more than two years. It is now entering a pre-launch, market testing and investment phase - this is where you come in! As an experienced investor who is actively investing and looking for new and exciting companies to add to your portfolio, this is the one opportunity you will surely be interested in.

When’s the next time you’ll get a chance to participate in an aircraft company at this early stage will only come once in a lifetime? With a project this unique, offering a chance to shape the future of transportation forever, we encourage you to take a few minutes and explore the vision of the XTI team.

In the words of David Brody “The TriFan 600 brilliantly fuses traditional aircraft capabilities for something completely new, and we couldn’t be more excited to help usher in a bold new era in aviation.”

Usher in this bold new era in aviation with the XTI team, with this once-in-a-lifetime chance to be part of something that is really quite remarkable, make your wildest dreams come true! Show your support for XTI today!

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED, AND IF SENT IN RESPONSE, WILL NOT BE ACCEPTED.

NO OFFER TO BUY THE SECURITIES CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL THE OFFERING STATEMENT FILED BY THE COMPANY WITH THE SEC HAS BEEN QUALFIED BY THE SEC. ANY SUCH OFFER MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ACCEPTANCE GIVEN AFTER THE SATE OF QUALIFICATION.

AN INDICATION OF INTEREST INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

INVESTOR EMAIL 2

SUBJECT: XTI Aircraft | Giving everyone the chance to shape the future of aviation.

In case you missed it, XTI Aircraft Company launched an equity crowdfunding campaign three weeks ago using TITLE IV REG A+ of the JOBS ACT, and unveiled plans for the TriFan 600 (a private jet with VTOL capabilities). CLICK HERE to learn more about XTI's exciting offering and see if this opportunity is right for you.

To date XTI has received more than $6.5 million in indicated interest and their youtube video has over 224k views

The TriFan 600 was conceived by David Brody, who previously founded AVX Aircraft Company. His leadership team includes Chief Executive Officer Jeffrey Pino, the former CEO of Sikorsky Aircraft; Charlie Johnson, former president of Cessna; and Chief Engineer Dennis Olcott, who was the chief engineer for Adam Aircraft and Piper.

In the words of David Brody “The TriFan 600 brilliantly fuses traditional aircraft capabilities for something completely new, and we couldn’t be more excited to help usher in a bold new era in aviation.”

Equity crowdfunding provides you a chance to get in on the ground floor and influence the future of aviation. Click HERE to view XTI's campaign and to make dreams come true!

As seen on:

No money or other consideration is being solicited, and if sent in response, will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the sec has been qualified by the sec. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the state of qualification. An indication of interest involves no obligation or commitment of any kind.

INVESTOR EMAIL 3

Personal aircraft transportation is a booming, billion-dollar industry. Around the world, businesses and individuals who want to get to their destinations faster choose to travel via personal aircraft. In fact, a recent survey shows that reducing transportation time makes up 84% of reasons why people choose personal aircraft. And, with the addition of aircraft chartering services aimed at lowering cost of entry with membership models, the market has literally never been hotter.

After more than 100 years since the Wright brothers achieved the first airplane flight at Kitty Hawk , humanity still has the same dream to push the limits and find better ways. And the unveiling of the TriFan 600 represents just that, the next step in flight evolution by providing unprecedented point to point transportation.

Now XTI Aircraft is offering everyone the chance to express interest in its first public campaign and be a part of the journey that will change personal transportation as we know it. The company will do its best to make that journey both exciting and financially rewarding for the company's shareholders.

In addition to the crowdfunding effort, XTI intends to initiate a pre-sales program before actual delivery. Buyers will be able to make a refundable deposit, reserve their place in line, and retain that priority position into production. With as few as 100 orders, the gross revenues of XTI would be over $1 billion (assuming the expected preliminary retail price of $10-$12 million per TriFan 600). Whether you'll ever have the chance to purchase a TriFan 600, with this opportunity, you will be able to own a piece of XTI and benefit from each and every one of its potential multi-million dollar sales.

Now is your chance to get in on the ground floor. Not only does the XTI team fully understand what it takes to launch a new aircraft, including roadblocks and constraints, they also know how to overcome them.

VIEW XTI AIRCRAFT'S OFFER HERE

NO MONEY OR OTHER CONSIDERATION IS BEING SOLICITED AT THIS TIME, AND IF SENT IN TO XTI, WILL NOT BE ACCEPTED. NO OFFER TO BUY SECURITIES OF XTI CAN BE ACCEPTED AND NO PART OF THE PURCHASE PRICE CAN BE RECEIVED UNTIL XTI’S OFFERING STATEMENT IS QUALIFIED. ANY SUCH OFFER TO BUY SECURITIES MAY BE WITHDRAWN OR REVOKED, WITHOUT OBLIGATION OR COMMITMENT OF ANY KIND, AT ANY TIME BEFORE NOTICE OF ITS ACCEPTANCE IS GIVEN AFTER THE QUALIFICATION DATE. ANY INDICATIONS OF INTEREST IN XTI’S OFFERING INVOLVES NO OBLIGATION OR COMMITMENT OF ANY KIND.

THE OFFERING MATERIALS MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

email : Webview : Are you in?	10/30/15, 11:59 AM

There is still time to join us in our quest to revolutionize transportation by supporting our crowdfunding campaign. Over 10 million dollars of expressed interested has been raised in just over one month. You can learn more about the TriFan 600 and how to reserve your shares by clicking below. Don't miss out on this once-in-a-lifetime opportunity.

No Money or Other Consideration Is Being Solicited, And If Sent In Response, Will Not Be Accepted. No Offer To Buy The Securities Can Be Accepted And No Part Of The Purchase Price Can Be Received Until The Offering Statement Filed By The Company With The SEC Has Been Qualified By The SEC. Any Such Offer May Be Withdrawn or Revoked, Without Obligation or Commitment of Any Kind, At Any Time Before Notice of Acceptance Given After The State of Qualification. An Indication of Interest Involves No Obligation or Commitment of Any Kind.

Having trouble reserving shares? Click here.

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